Exhibit 10.27

AGREEMENT AND GENERAL RELEASE

For good and valuable consideration, rendered to resolve and settle finally, fully and completely all matters that now or may exist between them, the parties below enter this Agreement and General Release.

1. Parties. The parties to this Agreement are Janet I. Swearson, her heirs, representatives, successors and assigns (hereinafter referred to collectively as “Ms. Swearson”) and Threshold Pharmaceuticals, Inc. and/or any of its successors, subsidiaries, affiliates, parents, and related companies (hereinafter referred to collectively as “Threshold”).

2. Termination of Employment. Ms. Swearson acknowledges and agrees that her employment relationship with Threshold will end, effective August 31, 2006 (the “Termination Date”). Ms. Swearson shall continue to receive her current salary and benefits up to and including the Termination Date.

3. Severance Benefits. As consideration for the promises and covenants of Ms. Swearson set forth in this Agreement, Threshold shall provide Ms. Swearson with the following benefits (the “Severance Benefits”):

a. Severance Payment. Pursuant to the Change of Control Severance Agreement Ms. Swearson (the “Severance Agreement”), Threshold shall provide Ms. Swearson with a severance payment in the amount of $325,000, which is equivalent to twelve (12) months of Ms. Swearson’s regular pay, less applicable withholding taxes, in a lump sum (the “Severance Payment”). Said Severance Payment shall be delivered to Ms. Swearson within fourteen (14) calendar days following Threshold’s receipt of the signed and dated Agreement.

b. Continued Insurance. In addition to the severance payment to which Ms. Swearson is entitled under the Severance Agreement, Threshold shall provide Ms. Swearson with the following benefit. If Ms. Swearson makes a timely and accurate election and is and remains eligible to continue her current group medical, dental and vision insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), Threshold will pay the applicable premiums for Ms. Swearson and her eligible dependents to provide coverage for the four month period following the Termination Date.

4. Consultant Services. As consideration for the promises and covenants set forth in this Agreement, Ms. Swearson agrees to assist Threshold as a consultant for the four month period following the Termination Date (the “Consulting Period”). During the Consulting Period, Ms. Swearson agrees to provide assistance to Threshold as an independent contractor and not as an agent or an employee of Threshold. To the extent allowable under the applicable stock option plan, the parties intend that Ms. Swearson’s unvested stock options will continue to vest and the right of repurchase by the Company with respect to certain shares of the Company’s common stock held by Ms. Swearson will continue to lapse, in accordance with their respective terms during the Consulting Period.

5. No Other Payments Due. Ms. Swearson acknowledges and agrees that upon payment of her salary due and unpaid for the month of August and accrued vacation in the amount of $43,750 as of the Termination Date, she shall have received all salary, accrued vacation, and bonuses, due to her resulting from her employment with the Company, other than the Severance Benefits to be provided by Paragraph 3 of this Agreement.

6. Release of Claims by Ms. Swearson. In exchange for the promises contained in this Agreement, Ms. Swearson hereby waives, releases and forever discharges, and agrees that she will not in any manner institute, prosecute or pursue, any and all complaints, claims, charges, or causes of action, whether in law or in equity, which she asserts or could assert, at common law or under any statute, rule, regulation, order or law, whether federal, state, or local, or on any grounds whatsoever, including but not limited to, any claims under Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, Government Code §12900 et seq., the California Labor Code, the Americans with Disabilities Act, the California Family Leave Act, and the Employment Retirement Income Security Act of 1974, against Threshold and any of its or their current or former, owners, shareholders, agents, employee benefit plans, representatives, servants, employees, attorneys, successors, predecessors, and assigns (collectively referred to as “Released Parties”) with respect to any event, matter, claim, damage or injury arising out of Ms. Swearson’s employment relationship with Threshold, and the termination of such employment relationship, under or relating to any other agreement, express or implied, and with respect to any other claim, matter, or event arising prior to execution of this Agreement by Ms. Swearson.

7. Civil Code § 1542 Waiver. As a further consideration and inducement for this Agreement, Ms. Swearson hereby waives any and all rights under Section 1542 of the California Civil Code or any other similar state, local, or federal law, statute, rule, order or regulation she may have with respect to Threshold and any of the Released Parties.

Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Ms. Swearson expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed.

8. Outstanding Claims. As further consideration and inducement for this Agreement, Ms. Swearson represents that she has not filed or otherwise pursued any charges, complaints or claims of any nature which are in any way pending against Threshold or any of the Released Parties, with any local, state or federal government agency or court with respect to any matter covered by this Agreement and, to the extent permitted by law, she will do so in the future. If any government agency or court assumes jurisdiction of any charge, complaint, cause of action or claim covered by this Agreement against Threshold or any of the Released Parties, on behalf of or related to Ms. Swearson, Ms. Swearson will withdraw from and/or dismiss the matter with prejudice, as to any claims she might have Ms. Swearson agrees that she will not participate or cooperate in such matter(s) except as required by law.

9. Confidentiality of Agreement. Ms. Swearson agrees to maintain in confidence the terms of this Agreement and to discuss them only with her attorneys, tax advisors, and family members who have a reasonable need to know of such terms.

10. Non-Disparagement. Ms. Swearson agrees to refrain from making any disparaging comments about Threshold or any of the Released Parties. For purposes of this Agreement, a disparaging comment is one that would likely cause material damage or harm to the interests or reputation of Threshold or any of the Released Parties.

11. No Admission of Liability. By entering into this Agreement, Threshold and all Released Parties do not admit any liability whatsoever to Ms. Swearson or to any other person arising out of any claims heretofore or hereafter asserted by Ms. Swearson, and Threshold, for itself and all Released Parties, expressly denies any and all such liability.

12. Joint Participation in Preparation of Agreement. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

13. Section Headings. Section headings in this Agreement are included for convenience of reference only and shall not be considered a part of this Agreement for any other purpose.

14. Scope of Agreement. Ms. Swearson hereby affirms and acknowledges that she has read the foregoing Agreement, that she has had sufficient time and opportunity to review or discuss it with the counsel of her choice, and that she fully understands and appreciates the meaning of each of its terms, and that it is a voluntary, full and final compromise, release and settlement of all claims, known or unknown, with respect to the claims identified and referred to herein. The parties to this Agreement represent that this Agreement may be used as evidence in any subsequent proceeding in which any of the parties alleges a breach of this Agreement or seeks to enforce its terms, provisions or obligations.

15. Review and Revocation. Ms. Swearson expressly states that she has been given a period of at least 21 days within which to consider this Agreement. Ms. Swearson is advised to consult with an attorney prior to signing this Agreement. This Agreement does not become effective until 7 days have passed after its execution by Ms. Swearson. Ms. Swearson understands that she may revoke this Agreement at any time during the 7 days following its execution by her. It is agreed that any such revocation must be in writing and received by Threshold within said 7 day period in order to be effective.

16. Entire Agreement. This Agreement constitutes the complete understanding between Ms. Swearson and Threshold and supersedes any and all prior agreements, promises, representations, or inducements, no matter its or their form, concerning its subject matter, with the exception of any confidentiality, proprietary information or trade secret agreement signed by Ms. Swearson, which remains in full force and effect to the extent not inconsistent with this Agreement. No promises or agreements made subsequent to the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by authorized representatives of these parties. Should any of the provisions of this Agreement be rendered invalid by a court or government agency of competent jurisdiction, the remainder of this Agreement shall, to the fullest extent permitted by applicable law, remain in full force and effect.

Dated: August 9, 2006

/s/ Janet I. Swearson
Janet I. Swearson

Dated: August 9, 2006

Threshold Pharmaceuticals, Inc.

By:	/s/ Harold E. Selick
Harold E. Selick
Chief Executive Officer

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